EXHIBIT 11

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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

                                                                Nine Months Ended
                                                                   September 30,
                                                                 1999         1998
                                                              ----------   ---------
EARNINGS PER SHARE
  Net earnings available for common shares and common stock
  equivalent shares deemed to have a dilutive effect            $551,989    $705,104
                                                                ========    ========
  Basic earnings per share                                         $0.63       $0.60
                                                                   =====       =====
  Diluted earnings per share                                       $0.59       $0.56
                                                                   =====       =====
  Shares used in basic earnings per share computation
  Weighted average common shares outstanding                     881,005   1,167,498
                                                                 =======   =========
  Shares used in diluted earnings per share computation
  Weighted average common shares outstanding                     941,549   1,258,601

  Additional potentially dilutive effect of stock options         60,544      91,103
                                                                  ------      ------
                                                                 881,005   1,167,498
                                                                 =======   =========
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